CLOVER HEALTH INVESTMENTS, CORP.
August 12, 2021
Joseph Wagner

Phoenix, MD 21131
Dear Joe:
This letter (the “Agreement”) confirms the agreement between you and Clover Health Investments, Corp. (the “Company”) regarding the termination of your employment with the Company.
1.    Separation Date. On July 9, 2021, you provided notice of your voluntary resignation from employment with the Company effective August 13, 2021 (the date you actually terminate employment, the “Separation Date”). By signing this Agreement, you hereby agree to resign, effective as of the Separation Date, from any and all officer or other positions held by you with the Company or any of its affiliates, and you agree to execute and deliver any additional documentation that may be necessary to give effect to all such resignations. After the Separation Date, you agree that you will not represent to anyone that you are still an employee or officer of the Company and you will not say or do anything purporting to bind the Company or any of its affiliates.
2.    No Other Amounts/Benefits Owed. You acknowledge and agree that, as of the Separation Date, you have been timely paid all of your salary, all of your accrued but unused vacation and paid time off and all other wages earned through the Separation Date. You acknowledge and agree that you have been paid for all of your services with the Company and you have not earned any wages, salary, incentive compensation, bonuses, commissions or similar payments or benefits or any other compensation or amounts that have not already been paid to you. You further agree that you have no unreimbursed business expenses arising out of your employment with the Company. You also agree that, prior to the execution of this Agreement, you were not entitled to receive any further payments or benefits from the Company, and the only payments and benefits that you are entitled to receive from the Company in the future are those specified in this Agreement.
3.    Consideration for Execution of this Agreement. Although you are not otherwise entitled to receive any severance from the Company, subject to, and in consideration for, your execution of this Agreement after the Separation Date and on or before the Deadline (as defined below), without revocation, and provided you comply with all of the terms and conditions of this Agreement, the Confidential Information Agreement (as defined below) and all applicable Company policies, the Company will provide you with the following:
a.    Equity. Option Exercise Extension as defined and described in Section 4 below.
b.    COBRA. The Company will pay your COBRA premiums for medical, dental and vision benefits for one month following the date that your employment with the Company ends, provided you elect COBRA benefits.
c.    Retention of Company Equipment. Notwithstanding Section 11 below, the Company will allow you to retain your Company-issued laptop (“Company Device”). The Company shall reset the Company Device and remove any and all applications, licenses, and information, including personal information, personal health information, confidential and trade secret information, returning the Company Device to the original manufacturer settings.

4.    Equity. You acknowledge and agree that the Company has granted you the following stock options to purchase shares of the Company’s Common Stock (collectively, the “Options”) pursuant to the Company’s Amended and Restated 2014 Equity Incentive Plan (the “Plan”): (i) on February 4, 2020, the Company granted you an option to purchase 44,858 shares, which is fully vested (the “2020 ISO”), (ii) on February 4, 2020, the Company granted you an option to purchase 472,160 shares, of which 118,864 shares subject to the option will be vested as of the anticipated Separation Date, and (iii) on August 22, 2020, the Company granted you an option to purchase 125,496 shares, of which 39,741 shares subject to the option will be vested as of the anticipated Separation Date ((ii) and (iii) collectively, the “2020 NSOs,” and the vested shares subject to the 2020 NSOs as of the Separation Date (anticipated to be 118,864 and 39,741, respectively), together, the “Vested 2020 NSOs”). You acknowledge and agree that (a) the unvested portion of your Options as of the Separation Date are automatically terminated for no consideration and (b) the vesting of your Options will cease as of your Separation Date, in either case, even if you choose to provide further services to the Company pursuant to Section 12 below. Although you are not otherwise entitled to receive any severance from the Company, subject to, and in consideration for, your execution of this Agreement after the Separation Date and on or before the Deadline, without revocation, and provided you comply with all of the terms and conditions of this Agreement, the Confidential Information Agreement and all applicable Company policies, the Company will amend the 2020 NSOs to extend the post-termination exercise period applicable to the Vested 2020 NSOs, such that the Vested 2020 NSOs will remain outstanding and exercisable until the earliest of (x) August 13, 2022, (y) the original maximum expiration date applicable to the Vested 2020 NSOs (i.e. the expiration of their respective original 10 year terms), and (z) such earlier date as may be provided or permitted by the Plan, including without limitation in connection with a dissolution or liquidation of the Company or Corporate Event (as defined in the Plan) (such amendment, the “Option Exercise Extension”). The Options and any such vested shares acquired pursuant to the exercise of the Options will remain subject to the terms and conditions of the applicable Stock Option Grant Agreement (as amended herein, if applicable), the applicable exercise agreement and the Plan (collectively, the “Equity Documents”), including the termination provisions. Further, you acknowledge and agree that, other than the vested portion of the Options described in this paragraph, you do not have any right, title, claim or interest in or to any other Company securities, including, without limitation, any shares of the Company’s capital stock or any other options or other rights to purchase or receive shares of the Company’s capital stock.
5.    General Release. In consideration for receiving the severance benefits and payment described in
Section 3 and Section 4 above, and for other good and valuable consideration, the sufficiency of which you hereby acknowledge, you hereby waive and release to the maximum extent permitted by applicable law any and all claims or causes of action, whether known or unknown, against the Company and/or its predecessors, successors, past or present subsidiaries, affiliated companies, investors, branches or related entities (collectively, including the Company, the “Entities”) and/or the Entities’ respective past, present, or future insurers, officers, directors, agents, attorneys, employees, stockholders, assigns and employee benefit plans (collectively with the Entities, the “Released Parties”), with respect to any matter, including, without limitation, any matter related to your employment with the Company or the termination of that employment relationship. This waiver and release includes, without limitation, claims to wages, including overtime or minimum wages, bonuses, incentive compensation, equity compensation, vacation pay or any other compensation or benefits; any claims for failure to provide accurate itemized wage statements, failure to timely pay final pay or failure to provide meal or rest breaks; claims for any loss, cost, damage, or expense arising out of any dispute over the non-withholding or other tax treatment or employment classification, claims under the Employee Retirement Income Security Act (ERISA); claims for attorneys’ fees or costs; claims for penalties; any and all claims for stock, stock options or other equity securities of the Company; claims of wrongful discharge, constructive discharge, emotional distress, defamation, invasion of privacy, fraud, breach of contract, and breach of the covenant of good faith and fair dealing; any claims of discrimination, harassment, or retaliation based on sex, age, race, national origin, disability or on any other protected basis, under Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act of 1967, the Americans with Disabilities Act, the Maryland anti-discrimination laws (Title 20 of the State Government Article of the Maryland Annotated Code), the Fair Employment Practices Act of the State of

Maryland, or any other federal, state, or local law prohibiting discrimination, harassment and/or retaliation, and all other federal, state and local laws, ordinances and regulations.
You covenant not to sue the Released Parties for any of the claims released above, agree not to participate in any class, collective, representative, or group action that may include any of the claims released above, and will affirmatively opt out of any such class, collective, representative or group action. Further, you agree not to participate in, seek to recover in, or assist in any litigation or investigation by other persons or entities against the Released Parties, except as required by law. Nothing in this Agreement precludes you from participating in any investigation or proceeding before any government agency or body. However, while you may file a charge and participate in any such proceeding, by signing this Agreement, you waive any right to bring a lawsuit against the Released Parties and waive any right to any individual monetary recovery in any such proceeding or lawsuit. Nothing in this Agreement is intended to impede your ability to report possible securities law violations to the government, or to receive a monetary award from a government administered whistleblower-award program. You do not need the prior authorization of the Company to make any such reports or disclosures or to participate or cooperate in any governmental investigation, action or proceeding, and you are not required to notify the Company that you have made such reports and disclosures or have participated or cooperated in any governmental investigation, action or proceeding. Nothing in this Agreement waives your right to testify or prohibits you from testifying in an administrative, legislative, or judicial proceeding concerning alleged criminal conduct or alleged sexual harassment when you have been required or requested to attend the proceeding pursuant to a court order, subpoena or written request from an administrative agency or an applicable state legislature.
This waiver and release covers only those claims that arose prior to your execution of this Agreement. The waiver and release contained in this Agreement does not apply to (i) your indemnification rights under the Indemnification Agreement entered into by and between you and the Company dated January 7, 2021 (the “Indemnification Agreement”) and the Company’s internal governing documents, or (ii) any claim which, as a matter of law, cannot be released by private agreement. If any provision of the waiver and release contained in this Agreement is found to be unenforceable, it shall not affect the enforceability of the remaining provisions and a court shall enforce all remaining provisions to the full extent permitted by law.
6.    ADEA Waiver. You acknowledge that you are knowingly and voluntarily waiving and releasing any rights you may have under the Federal Age Discrimination in Employment Act (“ADEA Waiver”) and that the consideration given for the ADEA Waiver is in addition to anything of value to which you are already entitled. You further acknowledge that: (a) your ADEA Waiver does not apply to any claims that may arise after you sign this Agreement; (b) you should consult with an attorney prior to executing this Agreement; (c) you have at least 21 calendar days within which to consider this Agreement (although you may choose to execute the Agreement earlier); (d) you have seven (7) calendar days following the execution of the Agreement to revoke this Agreement; and (e) the Agreement will not be effective until the eighth day after you sign this Agreement provided that you have not revoked it (“Effective Date”). You agree that any modifications, material or otherwise, made to this Agreement do not restart or affect in any manner the original consideration period provided in this section. To revoke the Agreement, you must email Gia Lee a written notice of revocation at gia.lee@cloverhealth.com, prior to the end of the 7-day period. You acknowledge that your consent to this Agreement is knowing and voluntary. The offer described in this Agreement will be automatically withdrawn if you do not sign the Agreement by the Deadline.
7.    Unknown Claims Waiver. You understand and acknowledge that you are releasing potentially unknown claims, and that you may have limited knowledge with respect to some of the claims being released. You acknowledge that there is a risk that, after signing this Agreement, you may learn information that might have affected your decision to enter into this Agreement. You assume this risk and all other risks of any mistake in entering into this Agreement. You agree that this Agreement is fairly and knowingly made. In addition, you expressly waive and release any and all rights and benefits under the provisions of any applicable law (including Section 1542 of the Civil Code of the State of California), which reads substantially as follows: “A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS THAT THE CREDITOR OR

RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE AND THAT, IF KNOWN BY HIM OR HER, WOULD HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR OR RELEASED PARTY.”
You understand and agree that claims or facts in addition to or different from those which are now known or believed by you to exist may hereafter be discovered, but it is your intention to release all claims that you have or may have against the Released Parties, whether known or unknown, suspected or unsuspected.
8.    Breach. In the event that you breach any of your obligations under this Agreement or as otherwise imposed by law, the Company will be entitled to recover all severance and other consideration paid or provided under this Agreement and to obtain all other relief provided by law or equity.
9.    No Admission. Nothing contained in this Agreement shall constitute or be treated as an admission by the Company of any liability, wrongdoing, or violation of law.
10.    Continuing Obligations. At all times in the future, you will remain bound by the Nondisclosure, Confidentiality, and Nonsolicitation Agreement entered into by and between you and the Company on November 29, 2019 (the “Confidential Information Agreement”), a copy of which is attached hereto as Attachment A. In addition, the Indemnification Agreement shall remain in full force and effect in accordance with, and only to the extent permitted by, its terms.
11.    Return of Company Property. You agree that, as of the Separation Date, you have returned to the Company any and all Company property in your possession or control, including, without limitation, equipment, documents (in paper and electronic form), credit cards, and phone cards and you have returned and/or destroyed all Company property that you stored in electronic form or media (including, but not limited to, any Company property stored in your personal computer, USB drives or in a cloud environment). You further agree to sign the Termination Certification, which is attached as Exhibit A to your Confidential Information Agreement.
12.    Post-Termination Consulting Services. You agree to perform services for the Company as an independent contractor, with the term of your consulting relationship beginning on the Separation Date and continuing for twelve (12) months following your Separation Date; provided that either you or the Company may end your consulting relationship under this Agreement at any time, for any reason, without prior notice (the period during which you are providing consulting services under this Agreement is referred to herein as the “Consulting Period”). In the event that the Company terminates the Agreement prior to the expiration of the twelve (12) month term, the Company will pay you a one-time payment in the amount of the remaining monthly fees you would have received if the Consulting Period had continued for the full twelve (12) months following your Separation Date (the “Early Termination Payment”). For the avoidance of doubt, you will not be entitled to the Early Termination Payment if you terminate the Agreement prior to the expiration of the twelve (12) month term. During the Consulting Period, you will be expected to provide advice and assistance to the Company as requested by the Company from time to time, which may include without limitation, being available for questions and matters that arise related to the Company’s financial plan and related matters (the “Services”). You agree to perform the Services in good faith and to the best of your ability. You will be paid for the Services at the rate of $10,000 per month. You will provide the Company with an invoice on a monthly basis, following which the Company will remit payment within fifteen (15) days. In the event that the Company hires and onboards a new Chief Financial Officer within the Consulting Period, upon the new Chief Financial Officer’s completion of sixty (60) days of employment, the consulting relationship will automatically terminate and the Company will pay you the Early Termination Payment. Further, you acknowledge and agree that your consulting services with the Company will not qualify for continued vesting of your options, and, therefore, your vesting will cease with respect to the Options on your Separation Date notwithstanding the provision of the Services during the Consulting Period.

For purposes of clarity, you and the Company mutually acknowledge and agree that (x) the provisions of this Section 12 are wholly separate and distinct from the remaining provisions of this Agreement, (y) your service as a consultant to the Company was not an inducement for you to enter into this Agreement or any other agreement with the Company, and (z) your service as a consultant to the Company, and any termination of that service, at any time, for any reason, shall not affect any other provisions of this Agreement or any other agreement between you and the Company, including, without limitation, the release provisions set forth in this Agreement.

13.    Cooperation with the Company. In addition, you shall cooperate with and assist the Company in the investigation of, preparation for or defense of any actual or threatened third party claim, investigation or proceeding involving the Company or its predecessors or affiliates and arising from or relating to, in whole or in part, your employment with the Company or its predecessors or affiliates for which the Company requests your assistance, which cooperation and assistance shall include, but not be limited to, providing truthful testimony and assisting in information and document gathering efforts. In connection herewith, it is agreed that the Company will use its reasonable best efforts to assure that any request for such cooperation will not unduly interfere with your other material business and personal obligations and commitments. In addition, you agree to cooperate fully in matters relating to the transition of your employment and responsibilities and other matters reasonably requested by the Company, whether before or after your Separation Date.
14.    Non-Disparagement. You and the Company mutually agree that neither party will make any negative or disparaging statements (orally or in writing or in any medium, including via blogging or otherwise via the internet) about the other party, except as required by law. For purposes of this section, the Company shall be defined to encompass its subsidiaries, successors, stockholders, directors, officers, employees, service providers, agents, advisors, partners, affiliates, products, services, formulae, corporate structure or organization, marketing methods, and business practices or performance.
15.    Workers’ Compensation. You agree that you did not suffer an injury covered by workers’ compensation in the course and scope of your employment with the Company.
16.    Dispute Resolution. To ensure rapid and economical resolution of any disputes relating to this Agreement, you and the Company agree that any and all claims, disputes or controversies of any nature whatsoever arising out of, or relating to, this Agreement, or its interpretation, enforcement, breach, performance or execution, shall be resolved by final, binding and confidential arbitration before a single arbitrator in Washington, D.C. (or another mutually agreeable location) conducted under the Judicial Arbitration and Mediation Services (JAMS) Streamlined Arbitration Rules & Procedures, which can be reviewed at http://www.jamsadr.com/rules-streamlined-arbitration/. Before engaging in arbitration, you and the Company agree to first attempt to resolve the dispute informally or with the assistance of a neutral third-party mediator. You and the Company each acknowledge that by agreeing to this arbitration procedure, you and the Company waive the right to resolve any such dispute, claim or demand through a trial by jury or judge or by administrative proceeding. The arbitrator, and not a court, shall also be authorized to determine whether the provisions of this paragraph apply to a dispute, controversy, or claim except as provided herein. The arbitrator may in his or her discretion award attorneys’ fees to the prevailing party. All claims, disputes, or controversies subject to arbitration as set forth in this paragraph must be submitted to arbitration on an individual basis and not as a representative, class and/or collective action proceeding on behalf of other individuals. Any issue concerning the validity of this representative, class and/or collective action waiver must be decided by a Court and if for any reason it is found to be unenforceable, the representative, class and/or collective action claim may only be heard in Court and may not be arbitrated. Claims will be governed by applicable statutes of limitations. This arbitration agreement does not cover any action seeking only emergency, temporary or preliminary injunctive relief (including a temporary restraining order) in a court of competent jurisdiction in accordance with applicable law. This arbitration agreement shall be construed and interpreted in accordance with the Federal Arbitration Act.

17.    Entire Agreement. You agree that except for the Confidential Information Agreement, the Indemnification Agreement and the Equity Documents, and except as otherwise expressly provided in this Agreement, this Agreement renders null and void any and all prior or contemporaneous agreements between you and the Company or any affiliate of the Company, including, but not limited to, the offer letter entered into by and between you and the Company dated December 9, 2019. You and the Company agree that this Agreement constitutes the entire agreement between you and the Company and any affiliate of the Company regarding the subject matter of this Agreement, and that this Agreement may be modified only in a written document signed by you and a duly authorized officer of the Company.
18.    Governing Law. Except as to the Dispute Resolution section above, this Agreement shall be construed and interpreted in accordance with the laws of the State of Maryland.
19.    Severability. The provisions of this Agreement are severable. If any provision of this Agreement is held invalid or unenforceable, such provision shall be deemed deleted from this Agreement and such invalidity or unenforceability shall not affect any other provision of this Agreement, the balance of which will remain in and have its intended full force and effect; provided, however that if such invalid or unenforceable provision may be modified so as to be valid and enforceable as a matter of law, such provision shall be deemed to have been modified so as to be valid and enforceable to the maximum extent permitted by law.
20.    Counterparts. You agree that this Agreement may be executed in counterparts, each of which shall be an original, but all of which together shall constitute one agreement. Execution via DocuSign or a similar service, or of a facsimile copy or scanned image shall have the same force and effect as execution of an original, and an electronic or facsimile signature or scanned image of a signature shall be deemed an original and valid signature.
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To accept this Agreement, please sign and date this Agreement after the Separation Date and return it to me. You have until 5:00 p.m. ET on the date that is the later of (i) twenty-one (21) days following your receipt of this Agreement or (ii) three (3) days following the Separation Date (such date, the “Deadline”) to review and consider this Agreement and to provide me with an executed copy thereof. Please indicate your agreement with the above terms by signing below.

I am pleased that we were able to part ways on these amicable terms. The Company and I wish you every success in your future endeavors.
Sincerely,
CLOVER HEALTH INVESTMENTS, CORP.

By: /s/ Rachel Fish
(Signature)
Name: Rachel Fish
Title: Chief People Officer

My agreement with the terms and conditions of this Agreement (other than Section 12) is signified by my signature below. I agree to strictly comply with all the terms and conditions of this Agreement. Furthermore, I acknowledge that I have read and understand this Agreement and that I sign this release of all claims voluntarily, with full appreciation that at no time in the future may I pursue any of the rights I have waived in this Agreement.

Signed:    /s/ Joseph Wagner                Dated: 8/13/2021
Joseph Wagner

My agreement with the terms and conditions of Section 12 of this Agreement is signified by my signature below. I agree to strictly comply with all the terms and conditions of Section 12 of this Agreement.

Signed:    /s/ Joseph Wagner                Dated: 8/13/2021
Joseph Wagner

Attachment A:        Nondisclosure, Confidentiality, and Nonsolicitation Agreement